EXHIBIT 10.9

telkonet

William H.Davis

29 Glen Green

Winchester, MA 01890

Reference is made to that certain General Indemnity Agreement dated as of June_, 2013 (the "Indemnification Agreement", a copy of which is attached to this letter agreement) pursuant to which you ("you" or the "Indemnitor") have agreed to indemnify and hold harmless Philadelphia Indemnity Insurance Company and certain of its affiliated and related entities (collectively, the "Surety") for certain Losses (as defined in the Indemnification Agreement) incurred by the Surety for the benefit of Telkonet, Inc. (the "Company"), and to post collateral for such purposes (collectively, the "Indemnification Obligations"). The purpose of this letter is to set forth the understanding between you and the Company regarding the consideration to be paid to you in exchange for your assumption of the Indemnification Obligations pursuant to the Indemnification Agreement. With the foregoing as background, the Company and the Indemnitor agree as follows:

As consideration for the assumption of the Indemnification Obligations by the Indemnitor, the Company hereby agrees to compensate the Indemnitor in the amount of Twenty Thousand Dollars ($20,000), grossed up to accommodate the Indemnitor's 2013 federal income tax rate ("taxes') and subject to ordinary tax withholdings (if applicable) (the "Consideration Payment"). The Consideration Payment, less taxes, will be paid by the Company to the Indemnitor by check within thirty (30) days following delivery to the Company by the Indemnitor of a fully executed copy of this letter agreement Taxes will be paid once the applicable rate is confirmed in 2014.

Neither party may assign or transfer its rights or obligations under this letter agreement without the prior written consent of the other party. This letter agreement may be executed in counterparts, which shall be read together and construed as but one in the same instrument This letter agreement shall be governed by, construed and enforced in accordance with the internal laws of Wisconsin and the parties hereto expressly consent to the jurisdiction and venue of the State and Federal courts in Wisconsin for purposes of enforcement of this letter agreement This letter agreement shall be binding upon and shall inure·to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.

This letter agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof. All prior discussions and negotiations, agreements and understandings between the parties whether oral or written, are superseded by this letter agreement. The terms of this letter agreement may or may not be altered, waived, modified or discharged except by an express declaration in writing signed on behalf of the parties hereto.

Accepted and agreed to this 5th day of July, 2013.

/s/ William H. Davis	/s/ signature

William H. Davis	By: Telkonet, Inc. (Title)